Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement of Ardent Mines Limited (an exploration stage company) on Amendment No. 4 to Form SB-2 of our Auditors' Report, dated March 4, 2003, on the balance sheets of Ardent Mines Limited (an exploration stage company) as at June 30, 2002 and 2001, and the related statements of operations, cash flows, and stockholders' deficiency for the periods ended June 30, 2002 and 2001, and from inception on July 27, 2000 to June 30, 2002.

In addition, we consent to the reference to us under the heading "Interests Of Named Experts And Counsel" in the Registration Statement.

Vancouver, Canada	"Morgan & Company"
June 10, 2003	Chartered Accountants